MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 1 of International Silver, Inc., of our report dated January 28, 2008 on our audit of the financial statements of International Silver, Inc. as of December 31, 2007, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and since inception of Exploration Stage on June 16, 2006 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 31, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501